Exhibit 12
                E'TOWN CORPORATION AND SUBSIDIARIES
           Computation of Ratio of Earnings to Fixed Charges
                     (In Thousands Except Ratios)


                                            Three Months Ended Nine Months Ended
                                                  September 30,   September 30,
                                                  2000    1999    2000     1999
EARNINGS:

Net income                                        $5,482 $7,953 $12,071 $20,010
Federal income taxes                               3,042  4,348   6,782  10,968
Interest charges                                   5,910  4,803  17,546  13,920
                                               --------------------------------
 Earnings available to cover fixed charges        14,434 17,104  36,399  44,898
                                               --------------------------------

FIXED CHARGES:
Interest on long-term debt                         4,746  3,884  13,969  12,090
Other interest                                     1,184    901   3,568   1,757
Amortization of debt discount - net                  117    111     346     331
                                               --------------------------------
Total fixed charges                               $6,047 $4,896 $17,883 $14,178
                                               --------------------------------
Ratio of Earnings to Fixed Charges                  2.39   3.49    2.04    3.17
                                               ================================



Earnings to Fixed Charges represents the sum of Net Income,
Federal income taxes and Interest Charges (which is reduced by
Capitalized interest), divided by Fixed Charges.
Fixed Charges consist of interest on long and short-term debt (which is not reduced by Capitalized Interest), and Amortization of debt discount.
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                                                                Exhibit 12(a)
               ELIZABETHTOWN WATER COMPANY AND SUBSIDIARY
            Computation of Ratio of Earnings to Fixed Charges
                       (In Thousands Except Ratios)


                                           Three Months Ended  Nine Months Ended
                                                 September 30,     September 30,
                                                 2000     1999     2000    1999
EARNINGS:                                      --------------------------------

Net income                                        $6,289 $7,880 $15,337 $18,506
Federal income taxes                               3,338  4,201   8,115   9,831
Interest charges                                   4,512  4,021  14,025  11,882
                                               --------------------------------
 Earnings available to cover fixed charges        14,139 16,102  37,477  40,219
                                               --------------------------------

FIXED CHARGES:
Interest on long-term debt                         3,819  3,507  11,453  10,959
Other interest                                       729    490   2,610     868
Amortization of debt discount - net                  101     99     299     295
                                               --------------------------------
Total fixed charges                               $4,649 $4,096 $14,362 $12,122
                                               --------------------------------
Ratio of Earnings to Fixed Charges                  3.04   3.93    2.61    3.32
                                               ================================





Earnings to Fixed Charges represents the sum of Net Income, Dividends, Federal income taxes and Interest Charges (which is reduced by Allowance for Debt Funds Used During Construction), divided by Fixed Charges. Fixed Charges consist of interest on long and short-term debt (which is not reduced by Allowance for Debt Funds Used During Construction), and Amortization of debt discount.

                                                                  Exhibit 12(b)

                     ELIZABETHTOWN WATER COMPANY AND SUBSIDIARY
                   Computation of Ratio of Earnings to Fixed Charges
                                 and Preferred Dividends
                              (In Thousands Except Ratios)

                                           Three Months Ended  Nine Months Ended
                                                 September 30,    September 30,
                                                 2000    1999    2000    1999
EARNINGS:                                      --------------------------------

Net income                                    $ 6,289 $ 7,880  $15,337  $18,506
Federal income taxes                            3,338   4,201    8,115    9,831
Interest charges                                4,512   4,021   14,025   11,882
-------------------------------------------------------------------------------
 Earnings available to cover fixed charges    $14,139 $16,102  $37,477  $40,219
-------------------------------------------------------------------------------

FIXED CHARGES AND PREFERRED DIVIDENDS:

Interest on long-term debt                    $ 3,819 $ 3,507  $11,453  $10,959
Preferred dividend requirement (1)                311     311      931      933
Other interest                                    729     490    2,610      868
Amortization of debt discount - net               101      99      299      295
-------------------------------------------------------------------------------
Total fixed charges                           $ 4,960 $ 4,407  $15,293  $13,055
-------------------------------------------------------------------------------
Ratio of Earnings to Fixed Charges
 and Preferred Dividends                         2.85    3.65     2.45     3.08
===============================================================================

(1) Preferred Dividend Requirement:

Preferred dividends                           $   203 $   203   $  609   $  609
Effective tax rate                              34.67%  34.78%   34.60%   34.69%
-------------------------------------------------------------------------------
Preferred dividend requirement                $   311 $   311   $  931   $  931
===============================================================================


Earnings to Fixed Charges and Preferred Dividends represents the sum of Net Income, Federal income taxes and Interest
Charges (which is reduced by Allowance for Debt Funds Used During Construction), divided by Fixed Charges. Fixed Charges and Preferred Dividends consist of interest on long and short-term debt (which is not reduced by Allowance for Debt Funds Used During Construction), dividends on Preferred Stock on a pretax basis and Amortization of debt discount.